                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
               PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

           ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC.
           ---------------------------------------------------------
               (Exact name of registrant as specified in charter)

                          Maryland                                          04-336939
         -----------------------------------------           ---------------------------------------
         (State or other jurisdiction of                                     (I.R.S. Employer
         incorporation of organization)                             Identification No.)


         124 Mt. Auburn Street
         Suite 200N
         Cambridge, Massachusetts                           02138
         -------------------------------                    ----------------------------------------
         (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code:  (617) 576-5858
                                                   -----------------

Securities to be registered pursuant to 12(b) of the Act:  NONE

Securities to be registered pursuant to 12(g) of the Act:


                         COMMON STOCK, $.001 PAR VALUE
                         -----------------------------
                                (Title of Class)





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ITEM 1.  DESCRIPTION OF BUSINESS

         (a)     General Development of Business

         GENERAL. The Fund is a newly organized, non-diversified closed-end management investment company electing status as a business development company ("BDC") under the Investment Company Act of 1940 (the "1940 Act"). The Fund's investment objective is to invest in geographically specific private placement debt securities located in portions of the United States designated by Fund investors. The Fund will invest primarily in private placement debt securities specifically designed to support underlying economic activities such as affordable housing, education, small business lending, and job creating activities in areas of the United States designated by Fund investors. All Fund investments will (i) have a rating in the highest category assigned by a nationally recognized rating organization ("NRSRO") (e.g.; at least "Aaa" from Moody's Investors Services or "AAA" from Standard & Poor's); or (ii) be deemed by the Manager to be of comparable quality to securities so rated; or, (iii) be credit enhanced by one or more entities with a highest rating. Management expects that all investments made by the Fund will be considered eligible for regulatory credit under the Community Reinvestment Act ("CRA"). There can be no assurance that the Fund will achieve its investment objective. The Fund was incorporated in Maryland on May 14, 1997. Its principal office is located at 124 Mt. Auburn Street, Suite 200N, Cambridge, MA 02138, and its telephone number is (617) 576-5858.

         The Fund's Manager, Access Capital Strategies LLC ("Access"), is an investment adviser registered under the Investment Advisers Act of 1940 ("Investment Advisers Act"). References to "Management" or the "Manager" in this document refer to Access unless otherwise indicated.

         The Fund will commence operations on ________, 1997 and has registered its Shares pursuant to Section 12(g) of the Securities Exchange Act of 1934 ("1934 Act"), in compliance with the requirement of Section 54(a)(2) of the 1940 Act. The Fund is offering its Shares in an offering pursuant to Regulation D of the 1933 Act ("Regulation D") and is selling its Shares in that offering solely to "accredited investors," as that term is defined under Regulation D.

         USE OF PROCEEDS. The net proceeds to the Fund from the sale of the Shares offered hereby, after deducting the organizational and offering expenses to be paid or reimbursed by the Fund, are estimated at $999,900,000 if the maximum number of Shares offered hereby are sold. The Fund intends to apply the net proceeds of this offering to purchase private placement transactions with eligible portfolio investments in furtherance of its investment objective and policies. Shares will be sold to subscribers pursuant to one or more closings to be made from time to time through December 31, 2002. Management does not intend to proceed to a closing until it is certain that sufficient co-investors can be found to warrant entrance into a particular designated target region, which may be a state, multi-state region, a





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metropolitan region, or the entire United States (a "Designated Target
Region"). It is currently anticipated that all funds subscribed for will be called, and that a majority of the proceeds of this offering will be invested in privately-placed debt securities within the earlier of (i) two years after the termination of this offering or (ii) two and a half years after the Fund has first accepted subscriptions from investors in the offering, although the Fund will be permitted to enter into closings at any time until December 31, 2002.

         (b)     Financial Information About Industry Segments.

                 Not Applicable; the Fund has not commenced operations and has no revenues.

         (c)     Narrative Description of Business.

          INVESTMENT PROGRAM. The Fund is designed for investors seeking a competitive return on investment from private placement securities that support underlying economic activity in distinct parts of the United States. Typical investors in the Fund are financial institutions and other tax-paying investors.

GENERAL

         Investment and Economic Objectives. The Fund's investment objective is to invest in geographically specific private placement debt securities located in portions of the United States designated by Fund investors. There can be no assurance that the Fund will achieve its investment objective. The Fund's economic objective is to act as a source of long-term fixed- rate capital for people, institutions, and organizations located in low and moderate income communities.

         Business Development Companies. As a BDC, the Fund must invest at least seventy per cent of its total assets in securities of "eligible portfolio companies." An eligible portfolio company generally is a domestic company which is not an investment company and: (1) does not have a class of securities registered on an exchange or included in the Federal Reserve Board's over-the-counter margin list; or (2) is actively controlled by a BDC and has an affiliate of a BDC on its board of directors; or (3) meets such other criteria as may be established by the Securities and Exchange Commission ("SEC") (see "Regulation").

         Management has identified the BDC structure as an effective and efficient mechanism to realize the Fund's objectives. References in this document to "eligible portfolio investments" refer to "eligible portfolio companies" as that term is defined in the 1940 Act.

         As required by the 1940 Act, the Fund intends to make available significant managerial assistance to eligible portfolio investments whose securities it purchases and holds in its portfolio. This assistance may take the form of helping to design community investment programs and the debt securities issued to fund them, developing credit enhancements, and





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assisting program designers in maximizing the community economic benefits of these programs. (See "Regulation" for more information on making available significant managerial assistance.) Management believes that, by serving as an ongoing private sector presence, the Fund can assist in achieving the investment and community economic goals of these community investments.

         The 1940 Act permits the Fund to invest up to 30% of its total assets in investments that are not eligible portfolio investments (including publicly traded securities) and/or investments as to which the Fund does not offer to make available significant managerial assistance. The Fund does not currently intend to make any such investments except that in certain situations the Fund may invest in special purpose private placement debt securities issued by entities that have issued classes of publicly traded securities.

         Diversification Standards. The Fund will be classified as a "non-diversified" closed-end investment company under the 1940 Act. The Manager will seek to increase the diversification of the Fund's portfolio so as to make it possible to meet the RIC diversification requirements, as described below. There can be no assurance, however, that the Fund will be able to meet those requirements.

         To qualify as a RIC, the Fund must, among other things, satisfy a diversification standard under the Code such that, at the close of each quarter of the Fund's taxable year, (i) not more than 25% of the value of its total assets is invested in the securities (other than government securities or securities of other RICs) of a single issuer, or two or more issuers which the Fund controls (under a 20% test) and which are engaged in the same or similar trades or business or related trades or businesses, and (ii) at least 50% of the market value of its total assets is represented by cash, cash items, government securities, securities of other RICs and other securities (with each investment in such other securities limited so that not more than 5% of the value of the Fund's total assets is invested in the securities of a single issuer and the Fund does not own more than 10% of the outstanding voting securities of a single issuer). See "Federal Income Taxation."

         Leverage. The Fund may borrow money from and issue debt securities to banks, insurance companies, and other lenders to obtain additional funds to invest in private placement debt securities. Under the 1940 Act, the Fund may not incur borrowings unless, immediately after the borrowing is incurred, such borrowings would have "asset coverage" of at least 200%. "Asset coverage" means the ratio which the value of the Fund's total assets, less all liabilities not represented by the borrowings and any other liabilities constituting "senior securities" under the 1940 Act, bears to the aggregate amount of such borrowings and senior securities. The practical effect of this limitation is to limit the Fund's borrowings and other senior securities to 50% of its total assets less its liabilities other than the borrowings and other senior securities at the time each such borrowing is to occur. The 1940 Act also requires that, if the Fund borrows money, provision be made to prohibit the declaration of any dividend or other distribution on the Shares (other than a dividend payable in Shares), or the





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repurchase by the Fund of Shares, if after payment of such dividend or repurchase of Shares the asset coverage of such borrowings would be below 200%. See "Regulation." In addition, if the Fund adopts a periodic repurchase program, it will comply with any further restrictions under the 1940 Act regarding leveraging the Fund. If, because of these asset coverage requirements, the Fund is unable to pay dividends or distributions in the amounts required under the Code, it might not be able to qualify as a RIC or, if qualified, to continue to qualify. See "Federal Income Taxation."

         The use of leverage increases investment risk. Lenders are expected to require that the Fund pledge portfolio assets as collateral for loans. If the Fund is unable to service the borrowings, the Fund may risk the loss of such pledged assets. Lenders are also expected to require that the Fund agree to loan covenants limiting the Fund's ability to incur additional debt or otherwise limiting the Fund's flexibility, and loan agreements may provide for acceleration of the maturity of the indebtedness if certain financial tests are not met. See "Risk Factors."

         If the Fund does issue debt securities, the Manager will request that the purchaser(s) of debt securities agree that at a minimum 25% of the net proceeds of any debt raised will be placed, on a pro rata basis, in Round One Investors' Designated Target Regions. Purchaser(s) of debt securities may select a Designated Target Region for the balance of the debt proceeds. (See "Types of Financing.")

FUND INVESTMENTS:  IDENTIFYING INVESTMENT OPPORTUNITIES

         Upon receipt of a commitment to invest in the Fund, payment of the commitment fee and choice of a Designated Target Region(s) the Manager will begin the search and design process for the private placement debt securities to be created in the Designated Target Region(s). First, the Manager will subject potential investments to the due diligence traditionally employed in evaluating private placement debt securities. Such securities will be purchased by the Fund only after the due diligence process has been satisfied. Second, the Manager will analyze potential investments to ensure that they represent a commitment of capital to underfunded community economic needs. Further, the Manager must have a reasonable level of confidence that the expected rate of return from the proposed investment will contribute to the Fund's investment objective.

         Investment opportunities will be brought to the Manager through a variety of channels. Prospective issuers of securities, including Federal, state, and other public sector agencies, may contact the Fund with potential investment programs. Investment bankers or financial advisors may also work to develop debt securities for the Fund. Alternatively, the Manager may approach prospective issuers or investment banks with suggestions for debt securities that could be purchased by the Fund. The Fund will offer to provide significant managerial assistance in the design, implementation, and monitoring phases of all of the community investment programs whose debt securities it purchases.





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         The second avenue for the creation of Fund investments is through identifying existing inventories of community investments that do not have access to capital markets investors. These inventories may be loans issued by financial institutions including non-bank lenders or other originators such as revolving loan funds, community development corporations ("CDCs"), community development financial institutions ("CDFIs"), and state or local eco nomic development authorities. Community-based loan originators, traditional and non-traditional, are often constrained as to the amount of capital that may be allocated to the extension of new loans. These originators may be capable of using their skills and existing presence in the community to originate new loans but cannot do so due to scarcity of new loan capital. If the Fund can liquify these inventories and turn the existing, seasoned loans into Fund investments, these originators could then relend in the community with the proceeds they receive from the sale of their loan portfolios. Increasing the velocity of capital emanating from community-based loan originators will help the Fund realize its financial and economic goals. The Manager will seek assurances from the sellers that they will use the proceeds from existing loans sold to the Fund to make new loan capital available to the targeted communities.

         All Fund investments must be of AAA credit quality or equivalent, or be credit enhanced by the Federal government, a government agency or a AAA-rated private sector entity.

INVESTMENT GUIDELINES:  PURCHASING SECURITIES

         The Fund will operate under the following investment guidelines for the purchase of securities:

         Geographic Targeting. Each investor will choose a Designated Target Region as the preferred geographic focus for investment of its assets. A Designated Target Region may be a state, multi-state region, a metropolitan area, or the entire United States. An investor may also allocate an investment commitment among different existing or potential Designated Target Regions by specifying the percentage of the total commitment to be invested in each selected Designated Target Region. Management intends to limit to the number of Designated Target Regions to ten. Access will not accept an investor's preference for a particular Designated Target Region unless it is reasonably certain that an adequate supply of potential investments can be developed for the contemplated Designated Target Region. Management intends to seek minimum commitments totaling $50 million for each Designated Target Region. However, each investor will be a Shareholder of the Fund, not just of the investments in its Designated Target Region. The financial returns on an investor's investment will be determined by its proportionate share of the total assets in the Fund's blended, geographically diverse portfolio, not just by the performance of the assets in the Designated Target Region selected by the investor.

         Community Investments. Fund investments will support community economic activities that do not have full or efficient access to the capital markets. Specifically, the Fund intends to invest in affordable housing, education, small business lending and other types of job-creating securities. Although Access will make the day-to-day decisions regarding whether to purchase particular debt securities for the Fund, the economic focus of the Fund will be reviewed regularly by the Board of Directors (the "Board"), a majority of whom will be disinterested, for compliance with the Fund's investment objective.

         When making general reference to potential Fund investments as a class, this document uses the term "community investments," which refers to securities that are designed to provide for a market rate of return while bridging capital gaps in the traditional banking and/or capital markets and profiting from certain market inefficiencies.

         Industry Concentration. Under the prevailing definition of the phrase "industry concentration," the Fund will be concentrated in the affordable housing industry. This means that the Fund will not invest less than 25% of its total assets in the affordable housing industry. The Fund currently intends to invest up to 50% of its total assets in securities issued by providers of affordable housing. As with all Fund investments, affordable housing investments made by the Fund must meet the Fund's return and credit quality criteria and must also support economic activity that would not otherwise be adequately funded through traditional banking and/or capital markets. At present and for the foreseeable future, Management believes there are adequate opportunities for Fund investment in the affordable housing securities industry.

         Investors place billions of dollars each year in mortgage-backed securities in support of market rate single family mortgages. Government sponsored enterprises ("GSEs") such as Fannie Mae and Freddie Mac offer credit guarantees for conventional mortgages that create high quality investment instruments in support of a portion of the housing finance area. Although the single family conforming mortgage activities of the GSEs have efficient access to the capital markets, Management believes that additional opportunities exist to work with the GSEs to create innovative affordable housing programs that are complementary to and expand upon programs already in place.

         Similarly, state housing finance authorities ("HFAs") issue tax-exempt debt to finance their work in affordable housing. Management believes that HFAs in Designated Target Regions will be interested in working with the Fund to develop new programs that could be financed through issuance of taxable HFA debt to be purchased by the Fund.

         There can be no assurance of the continued availability of support from GSEs, HFAs, or other credit enhancers for Fund activities. Regulatory or statutory changes may affect the willingness or ability of housing related entities to work in the affordable housing private placement area. Changes in credit ratings of GSEs, HFAs, or private credit enhancers may constrain their value to the Fund as potential sources of credit enhancement.





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         Credit Quality. All Fund investments will (i) have a rating in the highest category assigned by an NRSRO; or (ii) be deemed by the Manager to be of comparable quality to securities so rated; or, (iii) be credit enhanced by one or more entities with a highest rating. The credit quality guidelines described above are applicable to securities at the time of purchase. Subsequent changes in credit quality, including downgrades due to changes in status of credit enhancers, will not require automatic action by the Manager.

         The Board will review on an ongoing basis the credit quality determinations of the Manager as well as any changes to the credit quality of portfolio securities. The Manager may not make any adjustments to credit quality guidelines without consent of the Board.

         Maturity. Maturities for securities held by the Fund will vary by type of investment. Mortgage-backed securities will typically have maturities up to thirty years while securitized small business loan transactions may have maturities of up to ten years.

         Significant Managerial Assistance. The Fund will offer to provide significant managerial assistance to the issuers of private placement debt securities it purchases. It is expected that such issuers will benefit from the Fund's guidance, advice, and assistance before, during, and after the creation of investment programs. Management expects that the Fund's ongoing involvement will help assure that the investment and programmatic goals of each transaction entered into by the Fund are realized.

         Private Placement Securities. Fund investments will be private placement debt securities. The Fund will often be the sole buyer of such securities designed for purchase by the Fund. An investor purchasing Shares of the Fund must recognize that the securities purchased by the Fund will be, by definition, illiquid investments for which there is currently no secondary market. The Manager will seek to obtain a premium for the illiquidity inherent in holding these securities; however, there can be no assurances as to the exact amount of premium that will be received, if any.

         Other Investment Policies. The Fund will not invest in venture capital, private equity or other asset classes not discussed in this document. The Fund will not sell securities short, purchase securities on margin (except to the extent the Fund's permitted borrowings are deemed to constitute margin purchases), write puts or calls, purchase or sell commodities or commodity contracts, or purchase or sell real estate. The Fund will not underwrite the securities of other companies, except to the extent the Fund may be deemed an underwriter upon the disposition of restricted securities acquired in the ordinary course of the Fund's business.

INVESTMENT GUIDELINES: SALE OF SECURITIES

         Because the Fund will often be the sole buyer of private placement debt securities designed for purchase by the Fund, the Fund's portfolio securities will not be actively traded





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in a secondary market.  However, under certain conditions, the Manager may determine that attractive opportunities exist to sell an investment. As the community investment industry develops, opportunities may emerge for the Fund to sell its portfolio securities and reinvest in other debt securities that will continue to satisfy the Fund's investment guidelines. The Fund may sell portfolio investments in the following circumstances:

         Seasoned Private Placements. The seasoning of Fund investments and the concomitant development of a performance track record for issuers that were initially innovative and unfamiliar to market participants may create opportunities to sell Fund investments through traditional banking and capital market channels.

         Reduced Premium for Illiquidity. Management expects the market for securitized small business loans to grow during the life of the Fund. Securities held by the Fund may be attractive investments for new entrants into the market who may be willing to buy such securities from the Fund at prices that are favorable to the Fund.

         The Fund's investment objective, investment policies, and investment guidelines (other than its status as a BDC) are not fundamental policies and may be changed by the Fund's Board at any time without Shareholder approval.

         RISK FACTORS.

GENERAL

         Each prospective investor should consider carefully the risk factors attendant to the purchase of Shares, including without limitation those discussed below, and each should review the investment with its own legal, tax, and financial advisors. In addition, each prospective investor should understand that the Subscription Agreement materially restricts investors from selling or otherwise disposing of their Shares.

         No Operating History; Reliance on Management. The Fund is newly organized and will not have an investment track record. The Fund could require substantial time to become fully invested. The Fund will be wholly dependent for the selection, structuring, closing, and monitoring of its investments on the diligence and skill of its Manager, acting under the supervision of the Board. Ronald A. Homer and David F. Sand, the two senior officers of Access, will have responsibility for the selection of investments, the negotiation of the terms of such investments, and the monitoring of such investments after they are made. There can be no assurance that Messrs. Sand and Homer will remain associated with Access or that, in the event they ceased to be associated with Access, Access would be able to find a qualified person or persons to fill their position(s). See "Management."

         Limited Transferability of Shares. The Fund has been organized to make investments in illiquid debt securities. The Shares will not be registered under the federal or state





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securities laws and are subject to substantial restrictions on transfer.  There will be no trading market for the Shares. Fund shares, subject to Board and shareholder approval, are expected to be subject to annual voluntary redemption as discussed in "Withdrawal of Funds." See "Transferability of Shares."

         Long-Term Investment. The Fund's Articles of Incorporation provide that, on December 31, 2032, the Fund will be dissolved automatically without any action by Shareholders. From and after such dissolution, the Fund's activities will be limited to the winding-up of its affairs, the liquidation of its remaining assets, and the distribution of the net proceeds thereof to Shareholders. However, the actual liquidation might not be completed for a significant period after the Fund's dissolution. In addition, it is possible that, if certain of the Fund's assets are not liquidated within a reasonable time after the Fund's dissolution, the Fund may elect to make a distribution in kind of all or part of such assets to Shareholders. In such case, Shareholders would bear any expenses attendant to the ultimate liquidation of such assets. See "Dissolution of the Fund."

         Competition. There is no assurance that there will be a sufficient number of attractive potential investments available to the Fund. While Management believes that the Fund offers a unique investment vehicle at this time, in some instances, particularly with housing-related investments, it is possible that there will be competition from other investors seeking to invest in the same types of privately placed debt securities in the same Designated Target Regions. Such other investors may have greater resources than the Fund. Furthermore, the Fund's need to comply with provisions of the 1940 Act pertaining to BDCs and provisions of the Code pertaining to RICs might restrict the Fund's flexibility as compared to that of its competitors. The need to compete for investment opportunities may make it necessary for the Fund to offer more attractive transaction terms than otherwise might be the case. See "Investment Program."

         Leverage. As discussed elsewhere in this document, Management may decide to borrow. Although leverage can enhance return on invested capital, if the return on the investments purchased with borrowed funds fails to cover the fixed cost of the borrowings, or if the return is negative, the value of the Fund's net assets will decline more rapidly than would be the case in the absence of leverage. For this reason, leverage is considered a speculative investment technique. The Fund expects to be asked to pledge portfolio assets as collateral for its borrowings. If the Fund is unable to service its borrowings, the Fund may risk the loss of the pledged assets. In addition, if the interest rates on floating or variable rate borrowings increase at a time that the Fund holds fixed-rate securities or that the Fund holds variable rate securities whose interest rates do not increase as much as the rate on the Fund's borrowings, the Fund's income and yield will be adversely affected. See "Investment Program -- General."

         In addition, lenders may require that the Fund agree to loan covenants that could restrict its flexibility in the future. The Fund may be required to dispose of or seek





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prepayment of assets at a time it would otherwise not do so to repay indebtedness in a timely fashion. Under the 1940 Act, if the Fund borrows money, provision must be made to prohibit the declaration of any dividend or other distribution on the Shares (other than a dividend payable in Shares), or the repurchase by the Fund of Shares, if after payment of such dividend or repurchase of Shares the value of the Fund's total assets, less all liabilities not represented by the borrowings and any other liabilities constituting "senior securities" under the 1940 Act, is less than 200% of the aggregate amount of such borrowings and senior securities. If the Fund is unable to pay dividends or distributions in the amounts required under the Code, it might not be able to qualify as a RIC or, if qualified, to continue to qualify.

         Regulation. The Fund will elect to be treated as a BDC under the 1940 Act. Although BDCs are exempt from registration under the 1940 Act and relieved from compliance with many provisions of the 1940 Act, they are subject to greater restrictions on permitted types of investments than closed-end investment companies generally. Moreover, the applicable provisions of the 1940 Act continue to impose numerous restrictions on the activities of the Fund, including restrictions on leverage and on the nature of its investments. There can be no assurance that the BDC provisions of the 1940 Act will be interpreted or administratively implemented in a manner consistent with the Fund's objectives or manner of operation. See "Regulation."

LEGISLATIVE AND REGULATORY RISKS

         Legislative and Administrative Changes. As discussed throughout this document, many aspects of the Fund's investment objectives are directly affected by the national and local legal and regulatory environments. Changes in laws, regulations or the interpretation of regulations could all pose risks to the successful realization of the Fund's investment objectives.

         It is not known what changes, if any, will be made to the federal Community Reinvestment Act ("CRA") over the life of the Fund and what impact these changes would have on regulators or the various states that have their own versions of CRA. CRA regulations play an important part in influencing the readiness and capacities of financial institutions to originate loans that may be owned by the Fund through its investment in geographically specific fixed income private placement debt securities. Changes in the CRA might impact upon Fund operations and might pose a risk to the successful realization of the Fund's investment objectives. In particular, repeal of CRA would significantly reduce the attractiveness of Fund ownership for regulated investors.

         Non-Diversified Status. The Fund will be classified as a "non-diversified" investment company under the 1940 Act. The Fund intends to qualify as a RIC under the Code and will therefore seek to meet the diversification standards thereunder. See "Federal Income Taxation." Nevertheless, the Fund's assets may be subject to a greater risk of loss than if it were more widely diversified.

         Tax Status. The Fund must meet a number of requirements, described under "Federal Income Taxation," to qualify as a RIC and, if qualified, to continue to qualify. If the Fund experiences difficulty in meeting the diversification requirement for any fiscal quarter, it might accelerate capital calls or borrowings in order to increase the portion of the Fund's total assets represented by cash, cash items, and U.S. government securities as of the close of the following fiscal quarter and thus attempt to meet the diversification requirement. However, the Fund would incur additional interest and other expenses in connection with any such accelerated borrowings, and increased investments by the Fund in cash, cash items, and U.S. government securities (whether the funds to make such investments are derived from called equity capital or from accelerated borrowings) are likely to reduce the Fund's return to investors. Furthermore, there can be no assurance that the Fund would be able to meet the diversification requirements through such actions. Failure to qualify as a RIC would subject the Fund's distributed and undistributed income to federal income taxation, and in a year in which the Fund has taxable income or net realized gain, would have a significant adverse effect on the return to investors. See "Federal Income Taxation."

INVESTMENT RISKS

         Community Investing. The Fund will focus on Community Investments as described in other sections of this document. (See "Investment Program -- General -- Community Investments".) This investment specialization involves risks that include, but are not limited, to those outlined below.

         - ECONOMIC CONDITIONS. The community investment focus of the Fund will likely result in the purchase of investments in economically distressed areas within an investor's Designated Target Region(s). These areas may be in the process of economic deterioration, stabilization, and/or revitalization. The term and therefore the value of the return on Fund investments in economically distressed and/or redeveloping areas could be adversely affected by the fragile nature of the local economy or unfavorable changes in local, regional, or national economic conditions.

         - NATURE OF ISSUERS OF FUND INVESTMENTS. The economic objective of the Fund (as outlined in "Investment Program -- General -- Investment and Economic Objectives") will result in investments that represent an extension of credit to individuals, organizations, and communities that do not have full and efficient access to conventional banking and/or capital markets. Such investments could be in the form of private placement debt securities in support of affordable housing, education, small business lending, and other job-creating activities. While all of the Fund's investments will be of the highest credit quality or equivalent or have various forms of credit enhancement, the initial sources of repayment may be individuals or organizations that are, in some way, economically disadvantaged. The disadvantaged economic status or related circumstances, such as a lack of accumulated savings to employ in the case of temporary financial hardship, of these primary issuers of the debt securities could adversely affect their ability to meet their financial obligations.

         In the event that a primary issuer is unable to fulfill its financial obligation on a Fund investment that has credit enhancement, funds received from the credit enhancer to meet the financial obligation may result in principal prepayment. Such an event may require the Manager to arrange for another investment as a replacement in the Fund portfolio. There can be no assurance that the Manager would be able to arrange an alternative investment with comparable returns and/or terms to the prepaid investment, or that the process of arranging such alternative investment would not add to the costs of managing the Fund.

         - COORDINATING THE DEVELOPMENT OF INVESTMENTS. Many of the fixed-income private placement debt securities purchased as Fund investments will be uniquely structured to achieve the financial and economic objectives of the Fund. The Manager will often play a significant role in the structuring of Fund investments. The development of such securities will often require the Manager to cooperate with a variety of organizations, including but not limited to financial institutions, foundations, state agencies, community groups, national credit enhancers and other government entities. A lack of interest of other entities in developing investments could adversely affect the realization of the economic and financial objectives of the Fund.

         The success of developing credit enhancement for Fund investments will depend, in large part, on the availability of funds these organizations have for such activity and/or the amount of payment they expect to receive for their credit guarantees. A limited or dwindling supply of funds available for credit enhancement on Fund investments may adversely affect full realization of the Fund's objectives.

         - LOCAL COMMUNITY DEVELOPMENT PROGRAMS. As described above, Fund investments may be located in economically distressed and/or redeveloping areas. The successful economic revitalization of a local community is often dependent upon many factors such as the involvement of various programs and services funded and organized by community development organizations, government entities, non-profit groups, religious organizations and other institutions. If these organizations are unable to arrange funding for and/or organize the various programs and services they would normally provide to a local community, the absence of these community development programs could impede the economic development of a local community and have adverse affects on the performance of Fund investments located in that area. Changes in prevailing national economic and political environments, along with the grant-making and other activities of philanthropic institutions, will affect the availability of financing for local community programs.

         Credit Risks. All investments purchased by the Fund will be of the highest credit quality or equivalent or will have one or more forms of credit enhancement. An investor in a credit enhanced debt instrument typically relies upon the credit rating of the credit enhancer to evaluate an issue's credit quality and appropriate pricing level. There can be no assurance that the credit rating of a public or private entity used as a credit enhancer on a Fund investment will remain unchanged over the period of the Fund's ownership of that investment.

         Illiquidity of Portfolio Investments. The Fund anticipates that substantially all of its portfolio investments will consist of privately placed debt securities that at the time of acquisition may be subject to restrictions on sale and for which no ready secondary market will exist. Restricted securities cannot be sold publicly without prior agreement with the issuer to register the securities under the 1933 Act, or by selling such securities under Rule 144A or other rules under the 1933 Act which permit only limited sales under specified conditions. Furthermore, even if the private placement debt securities owned by the Fund become publicly-traded, the Fund's ability to sell such securities may be limited by the lack of or limited nature of a trading market for such securities. If the restricted securities held by the Fund are sold to the public, the Fund, under certain circumstances, may be deemed an "underwriter" or a controlling person with respect thereto for the purposes of the 1933 Act, and be subject to liabilities as such under that Act. See "Investment Program."

         Fixed Interest Rate Investments. The Fund generally will purchase debt securities with fixed interest rates. The market value of these investments will be directly affected by changes in prevailing interest rates. An increase in interest rates will generally reduce the value of the portfolio investments and a decline in interest rates will generally increase the value of those investments. See "Investment Program."

         Interest Rate Risk Associated with Mortgage and Asset Backed Securities. The Fund will invest in Mortgage and Asset Backed Securities ("MBSs" and "ABSs"). The value of MBSs and ABSs are based on the underlying pools of mortgages and assets that serve as the asset base for the securities. The value of MBSs and ABSs will be significantly influenced by changes in interest rates because mortgage and asset backed pool valuations fluctuate with interest rate changes. Specifically, when interest rates decline, many borrowers refinance existing loans, resulting in principal prepayments which leads to early payment of the securities. Early payment of an investment in MBSs or ABSs can result in a significantly lower return than the return expected at the time the securities were purchased. In addition, a decline in interest rates that leads to prepayment of MBSs or ABSs may result in a reinvestment requirement at a time when the interest rate environment presents less attractive alternatives for the Manager to choose from to achieve its investment objectives.

CONFLICTS OF INTEREST

         Transactions by Other Clients. The Manager's services to the Fund are not exclusive. Access is not prohibited under the Management Agreement from establishing additional investment entities that will engage in similar transactions as the Fund.

         To the extent that portfolios of other funds advised by the Manager desire to invest in opportunities available to the Fund, the Manager will allocate such opportunities among the Fund and such other funds in a manner deemed fair and equitable considering all of the circumstances in accordance with procedures approved by the Board (including a majority of the disinterested directors). The participation by such other funds in the community investment market could make it more difficult for the Fund to acquire such private placement debt securities on attractive terms.

         Indemnification and Exculpation. The Fund's Articles of Incorporation provide for indemnification of directors, officers, employees, and agents (including the Manager) of the Fund to the full extent permitted by Maryland law and the 1940 Act, including the advance of expenses and reasonable counsel fees. The Articles of Incorporation also contain a provision eliminating personal liability, to the extent allowed by the 1940 Act, of a Fund director or officer or its Shareholders for monetary damages for certain breaches of their duty of care.

         Election of Disinterested Directors. As required by the 1940 Act, a majority of the Fund's directors are or will be disinterested directors. Although the continued tenure of all directors will be subject to annual election by Shareholders, the initial election of directors, including the disinterested directors, will be made by the initial Shareholder. See "Management."

         Effect of Borrowing. The Manager's fees will be based on the value of the Fund's total assets, including assets purchased with borrowed funds. Therefore, decisions by the Manager to cause the Fund to borrow additional funds will increase the Manager's fees. The Fund's overall borrowing limits, however, are set by the 1940 Act and also by the Board in the light of its fiduciary duty to the Shareholders. See "Investment Program -- General."

         REGULATION.

         After filing its election to be treated as a BDC, a company may not withdraw its election without first obtaining the approval of holders of a majority of its outstanding voting securities (as defined under the 1940 Act). The following is a brief description of the 1940 Act and is qualified in its entirety by reference to the full text of the 1940 Act and the rules thereunder.

         Generally, to be eligible to elect BDC status, a company must engage in the business of furnishing capital and offering significant managerial assistance to "eligible portfolio investments" as defined below. More specifically, in order to qualify as a BDC, a company must (i) be a domestic company; (ii) have registered a class of its securities or have filed a registration statement with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 ("1934 Act"); (iii) operate for the purpose of investing in the securities of certain types of eligible portfolio investments; (iv) offer to extend significant managerial assistance to such eligible portfolio investments; (v) have a majority of disinterested directors; and (vi) file (or under certain circumstances, intend to file) a proper notice of election with the SEC. The National Securities Improvement Act of 1996 relaxed the requirement set forth in clause (iv), above, in certain respects; in this regard a BDC is not required to offer significant managerial assistance to an issuer which has total assets of not more than $4 million and capital and surplus of not less than $2 million or with respect to any other issuer that meets such criteria as the SEC otherwise may provide.

         "Making available significant managerial assistance" is defined under the 1940 Act in relevant part as (i) an arrangement whereby the BDC, through its officers, directors or employees, offers to provide and, if accepted, does provide, significant guidance and counsel concerning the management, operations, or business objectives of a portfolio company; or (ii) the exercise by a BDC of a controlling influence over the management or policies of the portfolio company by the BDC acting individually or as part of a group acting together which controls the portfolio company. The Fund intends to offer to provide significant managerial assistance, including advice on the design, implementation, and monitoring phases of the investments, to the issuers whose private placement debt securities it purchases.

         An "eligible portfolio company" generally is a United States company that is not an investment company and that (i) does not have a class of securities registered on an exchange or included in the Federal Reserve Board's over-the-counter margin list; (ii) is actively controlled by a BDC and has an affiliate of a BDC on its board of directors; or (iii) meets such other criteria as may be established by the SEC. Control under the 1940 Act is presumed to exist where a BDC owns more than 25% of the outstanding voting securities of the eligible portfolio company.

         The 1940 Act prohibits or restricts companies subject to its provisions from investing in certain types of companies, such as brokerage firms, insurance companies, investment banking firms, and investment companies. Moreover, the 1940 Act limits the type of assets that BDCs may acquire to certain prescribed qualifying assets and certain assets necessary for its operations (such as office furniture, equipment, and facilities) if, at the time of acquisition, less than 70% of the value of a BDC's assets consist of qualifying assets. Qualifying assets include: (i) privately acquired securities of companies that were eligible portfolio investments at the time such BDC acquired their securities; (ii) securities of bankrupt or insolvent companies; (iii) securities of eligible portfolio investments controlled by a BDC; (iv) securities received in exchange for or distributed in or with respect to any of the foregoing; and (v) cash items, government securities, and high-quality short-term debt. The 1940 Act also places restrictions on the nature of transactions in which, and the persons from whom, securities can be purchased in order for the securities to be considered qualifying assets. Such restrictions include limiting purchases to actions not involving a public offering and the requirement that securities be acquired directly from either the portfolio company or its officers, directors, or affiliates.

         The Fund, as a BDC, may sell its Shares at a price that is below its net asset value per Share, provided that a majority of the Fund's disinterested directors has determined that such sale would be in the best interests of the Fund and its Shareholders and upon the approval by the holders of a majority of its outstanding voting securities, including a majority of the voting securities held by non-affiliated persons, of such policy or practice within one year of such sale. A majority of the disinterested directors also must determine in good faith, in consultation with the underwriters of the offering if the offering is underwritten, that the price of the securities being sold is not less than a price which closely approximates market value of the securities, less any distribution discounts or commissions. As deemed in the 1940 Act, the term "majority of the outstanding voting securities" of the Fund means the vote of
(i) 67% or more of the Fund's Shares present at a meeting, if the holders of more than 50% of the outstanding Shares are present or represented by proxy, or
(ii) more than 50% of the Fund's outstanding Shares, whichever is less.

         Many transactions involving a company and its affiliates (as well as affiliates of those affiliates) are permissible for BDCs, including the Fund, upon the prior approval of a majority of the Fund's disinterested directors and a majority of the directors having no financial interest in the transactions. However, certain transactions involving certain persons related to the Fund, including its directors, officers, and the Manager, may still require the prior approval of the SEC. In general, (i) any person who owns, controls, or holds power to vote, more than 5% of the Fund's outstanding Shares, (ii) any director, executive officer, or general partner of that person, and (iii) any person who directly or indirectly controls, is controlled by, or is under common control with, that person, must obtain the prior approval of a majority of the Fund's disinterested directors, and, in some situations, the prior approval of the SEC, before engaging in certain transactions involving the company or any company controlled by the Fund. The 1940 Act generally does not restrict actions between the Fund and its portfolio companies. While a BDC may change the nature of its business so as to cease being a BDC (and in connection therewith withdraw its election to be treated as a BDC) only if authorized to do so by a majority vote (as deemed by the 1940 Act) of its outstanding voting securities, Shareholder approval of changes in other fundamental investment policies of a BDC, except for fundamental policies regarding periodic repurchase of Shares, which require a majority vote (see "Withdrawal of Funds"), is generally not required. In contrast, the 1940 Act requires Shareholder approval for a change in any fundamental investment policy.

         FEDERAL INCOME TAXATION.

Taxation of the Fund. The Fund intends to elect the special income tax treatment available to RICs under the Code in order to be relieved of federal tax on that part of its net investment income and realized capital gains that it distributes in a timely manner to Shareholders. The following is a general summary of certain of the United States federal income tax laws relating to the Fund and investors in its Shares. This discussion is based on the Code, regulations, published rulings and procedures and court decisions as of the date hereof. The tax law, as well as the interpretation thereof, is subject to change and any such change might interfere with the Fund's ability to qualify as a RIC. This discussion does not purport to deal with all of the United States federal tax consequences applicable to the Fund or to all categories of investors, some of whom may be subject to special rules. In addition, it does not address state, local, foreign or other taxes to which the Fund or its investors may be subject, or any proposed changes in applicable tax laws. Investors should consult their tax advisers with respect to an investment in Fund Shares.

         To be eligible for the special tax treatment accorded RICs, the Fund must distribute to its shareholders for each taxable year at least 90% of its investment company taxable income (consisting generally of net investment income and any excess of net short-term capital gain over net long-term capital losses) ("Distribution Requirement") and must meet several additional requirements. Among the requirements are the following: (a) the Fund must derive at least 90% of its gross income each taxable year from dividends, interest, payments with respect to loans of securities and gains from the sale or other disposition of securities or other income derived with respect to its business of investing in securities ("Income Requirement"); (b) the Fund must derive less than 30% of its gross income each taxable year from gains from the sale or other disposition of securities held for less than three months; (c) the Fund must diversify its assets so that, at the close of each quarter of the Fund's taxable year, (i) not more than 25% of the value of its total assets is invested in the securities of a single issuer or in the securities of two or more issuers that the Fund controls under a 20% test and that are engaged in the same or similar trades or businesses or related trades or businesses and
(ii) at least 50% of the value of its total assets is represented by cash, cash items, government securities, securities of other RICs and other securities (with each investment in such other securities limited so that not more than 5% of the market value of the Fund's total assets is invested in the securities of a single issuer and the Fund does not own more than 10% of the outstanding voting securities of a single issuer) ("Diversification Requirement"); and (d) the Fund must file an election to be treated as a RIC.

         In general, if the Fund fails to distribute in a calendar year substantially all of its net investment income and substantially all of its capital gain net income for the one-year period ending October 31 of such year (plus any amount that was not distributed in previous taxable years), the Fund will be subject to a 4% excise tax on the retained amounts. The Fund intends generally to make distributions sufficient to avoid imposition of federal income or excise taxes, although it may not be able to do so because of the borrowing coverage requirements under the 1940 Act.

         There can be no assurance that the Fund will qualify to be taxed as a RIC. Because of coverage requirements under the 1940 Act, it may be unable to satisfy the Distribution Requirement, and the Fund may have difficulty satisfying the Diversification Requirement, particularly during its start-up period. If the Fund does not qualify to be taxed as a RIC, the Fund will be taxed on its net income, and, in addition, all distributions from earnings and profits, including distributions of net capital gain, will be taxable, to shareholders not exempt from federal income taxation, as ordinary income. If the Fund does not qualify as a RIC during its first taxable year, or if the Fund qualifies as a RIC and thereafter fails to qualify, in order to qualify or requalify as a RIC thereafter, the Fund may be required to recognize unrealized gains, pay substantial taxes and interest, and make certain distributions.

Taxation of Shareholders. Distributions of net investment income and the excess, if any, of net short-term capital gains over net long-term capital losses, will be taxable to shareholders not exempt from federal income taxation as ordinary income, and are anticipated not to be eligible for the corporate dividends-received deduction. Designated distributions of the excess, if any, of net long-term capital gains over net short-term capital losses ("net capital gain") will be taxable to each shareholder as long-term capital gains, without regard to how long a shareholder has held Shares of the Fund, and will not qualify for the corporate dividends-received deduction. Distributions in excess of the Fund's earnings and profits (generally, its net investment income and net capital gain) will be treated as a tax-free return of capital to the extent of the shareholders' basis in their shares and thereafter as capital gain.

         Any dividend declared by the Fund in October, November, or December and payable to shareholders of record on a date in such a month generally is deemed to have been received by the shareholders on December 31 of such year, provided that the dividend actually is paid during January of the following year. The Fund will notify shareholders each year of the amount and tax status of dividends and other distributions, including the amount of any distribution of net capital gain. In general, any gain or loss realized upon a taxable disposition of shares held by a shareholder as a capital asset will be treated as long-term capital gain or loss if the shares have been held for more than twelve months, and otherwise as short-term capital gain or loss. However, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as long-term, rather than short-term, capital loss to the extent of any long-term capital gain distributions received by the shareholder with respect to those Shares. All or a portion of any loss realized upon a taxable disposition of Shares will be disallowed if other Shares are purchased within 30 days before or after the disposition. In such a case, the basis of the newly purchased Shares will be adjusted to reflect the disallowed loss.

         Individuals and other taxpayers subject to limitations on miscellaneous itemized deductions are required to include in gross income an amount of certain Fund expenses relating to the production of income that are allocable to the shareholder. Such amount may be deductible by an individual shareholder as a miscellaneous itemized deduction, subject to the limitation on miscellaneous itemized deductions not exceeding 2% of adjusted gross income. Banks and other incorporated entities (other than S corporations) are not required to include these expenses in gross income.

         The Fund generally is required to withhold and remit to the U.S. Treasury 31% of the taxable dividends and other distributions paid to any individual or other non-exempt shareholder who fails to furnish the Fund with a correct taxpayer identification number, who has underreported dividends or interest income, or who fails to certify to the Fund that he or she is not subject to such withholding. An individual's taxpayer identification number is his or her social security number.

         If the Board adopts the periodic repurchase program described above, a redemption under the program may be treated for federal income tax purposes as a sale or exchange of the Shares redeemed, a dividend, or a return of capital (or in part a dividend and in part a return of capital). The redemption will be treated as an exchange if it is not essentially equivalent to a dividend, if it is a "substantially disproportionate" redemption, or if it is a termination of the Shareholder's interest. The redemption will be treated as "substantially disproportionate" if the ratio that Shares owned by the redeeming Shareholder immediately after the redemption bears to all of the Shares of the Fund at such time is less than 80% of the ratio that such Shareholder's Shares immediately before the redemption bears to all of the Fund's Shares at such time.

         If a Shareholder's redemption under the periodic repurchase program is not eligible for treatment as an exchange as described above, and if the redemption is not treated as an isolated redemption, the Fund's Shareholders that redeem either no Shares or a smaller percentage of their Shares and whose relative interest in the Fund increased in connection with the redemption will be treated as receiving a distribution with respect to their Shares. The redemptions so treated and any deemed distributions to such other Shareholders, along with regular cash distributions, will be treated as dividends to the extent of the Fund's current and accumulated earnings and profits. Thereafter, such actual and deemed distributions will be treated as a return of capital, with basis reduction to the extent thereof, and then as gain.

         Unless the Fund determines conclusively that a redemption is not eligible for treatment as an exchange for the reasons described above, it will not treat the redemption or any related deemed distribution as a dividend for purposes of satisfying the Distribution Requirement. It is not expected that the Fund will possess sufficient information to make this determination with respect to any redemption under the periodic repurchase program. It is therefore possible that it will later be determined that actual distributions made by the Fund should have been treated by Shareholders as a return of capital or as gain.

         When deciding whether to adopt the periodic repurchase program, the Board will consider the tax uncertainties associated with the operation of the program.

EMPLOYEES.

         The Fund expects to have no employees and will rely on the Manager and its officers (all of whom are employed and paid by the Manager) to administer its affairs, subject to the supervision of the Fund's Board of Directors.

         (d) Financial Information About Foreign and Domestic Operations and Export Sales.

         The Fund has not commenced operations and has no revenues or assets.

ITEM 2.  FINANCIAL INFORMATION

         The Fund has not commenced operations and consequently has no financial data to report.

ITEM 3.  PROPERTIES

         The Fund has not commenced operations and has no assets. It is anticipated that the Fund's principal assets following commencement will be securities.

ITEM 4(a) AND (b).   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                     MANAGEMENT.

         The Fund had no shares outstanding as of ____________, 1997. It is anticipated that, prior to the first closing, Access will purchase one share at a price of $___ as the Fund's initial capital. Therefore, until immediately subsequent to the first call for investor purchase of shares, Access will be deemed to "control" the Fund.

         (c)     Changes in control.

                 Not applicable.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

         The Fund's Board of Directors, which will be initially elected by the initial Shareholder and elected annually thereafter by Shareholders, will establish and review policy for the management of the Fund. A majority of the members of the Board, as required by Section 56(a) of the 1940 Act, are or will be disinterested. The Board will meet no less frequently than quarterly. The Board will review and approve annually the contracts between the Fund, Access, and any other affiliates of Access. Management will be responsible for all day-to-day business decisions regarding operations of the Fund. Specifically, all decisions about buying and selling portfolio investments will be

Management's responsibility. The Board will review and consider the allocation of actual investments as compared to the allocation indicated by investors' Designated Target Regions.

         The Fund's initial Directors are expected to be:

 NAME                          AGE       POSITION         OTHER AFFILIATION
 Ronald A. Homer*              50        Director         CEO & Co-Managing Member, Access Capital Strategies LLC

 David F. Sand*                40        Director         President & Co-Managing Member, Access Capital
                                                          Strategies LLC

*An "interested" Director.

OFFICERS

         The officers of the Fund are expected to be:

 NAME                                 POSITION                     OTHER AFFILIATION
 ----                                 --------                     -----------------
 Ronald A. Homer                      Chairman                     CEO & Co-Managing Member, Access Capital
                                                                   Strategies, LLC

 David F. Sand                        CEO                          President & Co-Managing Member, Access
                                                                   Capital Strategies, LLC

         The business backgrounds of the Fund's proposed directors and officers are as follows:

 Name             Employers(5 years)                 Industry                     Job Description
 ----             ------------------                 --------                     ---------------
 RONALD A.        Access Capital Strategies LLC      Investment Adviser           CEO & Co-Managing Member
 HOMER            Boston Bank of Commerce            Banking                      President & CEO (1983-1996)


 DAVID F. SAND    Access Capital Strategies LLC      Investment Adviser           President & Co-Managing Member
                  Access Capital Strategies Corp.    Investment Adviser           CIO & CEO (prior to 1997)
                  Commonwealth Capital Strategies    Investment Banker            President (prior to 1995)
                  Commonwealth Capital Partners      Investment Banker            Managing Director (prior to
                                                                                  1994)


THE MANAGER

         Access was formed in 1997 to focus upon managing the assets of institutional investors interested in community investing. In February, 1997 the firm assumed the assets, but no liabilities, of Access Capital Strategies Corp. The predecessor firm was a wholly owned subsidiary of Mellon Bank Corp. from 1994-97.

         From 1983 to 1996, Mr. Homer was the president and chief executive officer of the Boston Bank of Commerce, New England's largest minority-owned financial institution. During his tenure, the bank specialized in affordable housing, community development, and small business lending. The bank also had joint ventures in municipal bond underwriting, investment advisory services, and real estate development. In 1996, the Boston Bank of Commerce introduced the 'Unity' Visa Card, the largest credit offering by and for African-Americans.

         From 1979 to 1983, Mr. Homer was executive vice president and chief operating officer of Freedom National Bank of New York. He spent his first ten years in banking in a variety of commercial lending positions at Marine Midland Bank in New York. This experience included asset-based, commercial real estate, and multi-national corporate lending.

         A member of several corporate boards, Mr. Homer is a director of the Nynex Telecommunications Companies, Nellie Mae Inc., Urban Underwriters Inc. and the West Insurance Agency. He is a past president of the National Bankers Association and a former member of the Federal Reserve Board of Governors Consumer Advisory Council. He served on the administrative committee of the Government Relations Council of the American Bankers Association ('ABA') and was the founding chair of the ABA's Center for Community Development. He currently serves on the national board of the Initiative for a Competitive Inner City.

         Mr. Homer received a BA from the University of Notre Dame in 1968 and an MBA from the University of Rochester in 1971. He has an honorary Doctorate of Humane Letters from the University of Massachusetts and an honorary Masters Degree in Management from Cambridge College.

         David F. Sand has more than sixteen years of experience as a portfolio manager and investment adviser. As a Vice President at Shearson (1980 to 1984) and later as First Vice President of Drexel Burnham Lambert (1984 to 1985), he worked to combine market returns and economic results for institutional clients. He also served as Director and Portfolio Manager for Franklin Research and Development. Mr. Sand received his undergraduate degree from Princeton University in 1979 and his Masters in Public Administration from the John F. Kennedy School of Government at Harvard University in 1988.

         Access' principal business address is 124 Mt. Auburn Street, Suite 200N, Cambridge, Massachusetts 02138.

ITEM 6.  EXECUTIVE COMPENSATION

         The Fund will pay no compensation to its officers who are "interested persons" (as defined in the 1940 Act) of the Manager or to its directors who are officers, directors or employees of Access or any "affiliated person" thereof (as defined in the 1940 Act). The Fund's other directors will each receive a per meeting fee from the Fund of up to $2,000. The Directors' fees will be set by the Board. Such directors also will be reimbursed by the Fund for their expenses in attending meetings of the Board or any committee thereof.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         (a)     Transactions with Management and Others

         The Manager's services to the Fund are not exclusive. Access is not prohibited under the Management Agreement from establishing additional investment entities that will engage in similar transactions as the Fund.

         To the extent that portfolios of other funds advised by the Manager desire to invest in opportunities available to the Fund, the Manager will allocate such opportunities among the Fund and such other funds in a manner deemed fair and equitable considering all of the circumstances in accordance with procedures approved by the Board (including a majority of the disinterested directors). The participation by such other funds in the community investment market could make it more difficult for the Fund to acquire such private placement debt securities on attractive terms.

         (b)     Certain Business Relationships

         The initial directors and the officers of the Fund are officers of Access. See "Transactions with Promoters" below for a description of the Fund's Management Agreement with Access.

         (c)     Indebtedness of Management

         None.

         (d)     Transactions with Promoters

         Access may be deemed to be a promoter of the Fund. The Fund intends to enter into a Management Agreement with Access, pursuant to which Access will, subject to the investment policies and guidelines established by the Board, identify, evaluate, structure, and close the investments to be made by the Fund, arrange any debt financing for the Fund, provide portfolio management and servicing of private placement debt securities held in the Fund's portfolio, and administer the Fund's day-to-day affairs. Access will supervise all aspects of the operations of the Fund, including oversight of the Fund's transfer agent and portfolio accountant.

         The Management Agreement provides that the Fund will be required to pay all organizational and offering expenses (including accounting, legal, printing, clerical, filing and other expenses) incurred by the Fund. These expenses were approximately $100,000 The Fund will also pay all operating expenses except those specifically required to be borne by the Manager, including (i) brokerage and commission expenses and other transaction costs incident to the acquisition and dispositions of investments, (ii) federal, state, and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Fund, (iii) interest charges and other fees in connection with borrowings, (iv) SEC fees and expenses and any fees and expenses of state securities regulatory authorities, (v) expenses of printing and distributing reports and notices to Shareholders, (vi) costs of proxy solicitation, (vii) costs of meetings of Shareholders and the Board, (viii) charges and expenses of the Fund's custodian, transfer agent, and dividend disbursing agent, (ix) compensation and expenses of the Fund's disinterested directors, and of any of the Fund's disinterested officers, and expenses of all directors in attending board or Shareholder meetings, (x) legal and auditing expenses, including expenses incident to the documentation for, and consummation of, transactions; (xi) costs of any certificates representing the Shares, (xii) costs of stationery and supplies, (xiii) the costs of membership by the Fund in any trade organizations, (xiv) expenses associated with litigation and other extraordinary or non-recurring expenses, and (xv) any insurance premiums.

         The operating expenses required to be borne by the Manager are: (i) all costs and fees incident to the selection and investigation of prospective Fund investments, including associated due diligence expenses such as travel expenses and professional fees (but excluding legal and accounting fees and other costs incident to the closing, documentation, or consummation of such transactions); (ii) the cost of adequate office space for the Fund and all necessary office equipment and services, including telephone service, heat, utilities, and similar items; (iii) the cost of providing the Fund with such corporate, administrative, and clerical personnel (including officers and directors of the Fund who are interested persons of the Manager and are acting in their respective capacities as officers and directors) as the Board reasonably deems necessary or advisable to perform the services required to be performed by the Manager under the Management Agreement; and
(iv) the cost of providing significant managerial assistance offered to and accepted by the recipients of Fund investments.

         The Management Agreement provides that the Manager will receive from the Fund an annual management fee, paid quarterly, of fifty basis points (0.50%) of the Fund's average monthly gross assets, less accrued liabilities, other than indebtedness for borrowing.

          When the Manager has structured a Fund investment, the Management Agreement provides that the Manager will receive from the Fund a 100 basis point (1%) investment structuring fee. It is the Fund's current expectation that the some of the issuers of the private placement debt securities that the Fund intends to purchase will pay the Fund a fee for structuring and effecting those transactions. It cannot be predicted with any certainty whether these fees received by the Fund from the issuers will exceed or be less than the investment structuring fee paid by the Fund to the Manager as described above.

         The Manager will maintain an account for each investor in the Fund. An investor desiring to purchase shares of the Fund will open an account and submit a Subscription Agreement and Designated Target Region designation form. The Manager will then charge the account a twenty five basis points (0.25%) fee based upon the commitment amount. An investor withdrawing from the Fund will receive the then current net asset value per share and have transferred to its account maintained by the Manager the net proceeds from liquidation of its Fund shares. The Manager will then charge the investor's account a 100 basis point (1%) withdrawal fee and the assets remaining in the account will then be returned to the investor.

         Custody and portfolio accounting fees are [%] of the Fund's average monthly net assets. Combined organizational and offering expenses (primarily legal) for the Fund are expected to be approximately $100,000. The Manager has agreed to pay these expenses and be reimbursed by the Fund during the offering period. Beginning with the First Closing and continuing until the Final Closing, the Fund will be charged an annual fee of .02% of the Fund's monthly net assets, paid quarterly, to reimburse the Manager up to the amount of combined organizational and offering expenses. Final reimbursement and any necessary adjustments will be made at the Final Closing (on or before December 31, 2002) based on the relative net assets of the Fund during the offering period.

         Annual operating expenses for the Fund are estimated to be approximately $150,000. During the offering period the Manager has agreed to pay these expenses and be reimbursed by the Fund. The Fund will be charged an annual fee of .03% of monthly net assets, paid quarterly, for operating expenses. The Board will review, and when needed revise, these expense reimbursement percentages.

         Under the Management Agreement, the Manager will not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the Management Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard of its duties and obligations under the Management Agreement. The Management Agreement will continue in effect for a period longer than two years from its date of execution only if such continuation is approved at least annually by the Board or a majority of the outstanding voting securities of the Fund, and by a majority of the directors who are not parties to the Management Agreement or interested persons of such parties. The Management Agreement is terminable by vote of the Board or by the holders of a majority of the voting securities of the Fund, at any time without penalty, on 60 days' written notice to the Manager. The Management Agreement may also be terminated by the Manager on 60 days' written notice to the Fund and will be terminated automatically upon its assignment, as defined in the 1940 Act.

ITEM 8.  LEGAL PROCEEDINGS

         There are no pending legal proceedings against the Fund or the Manager.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         (a)     Market Information

         The Shares will not be registered under the Securities Act of 1933 ("1933 Act") or any state securities law (collectively, "Securities Laws") and are subject to substantial restrictions on transfer. There will be no public trading market for the Shares, and Shareholders might be required to hold their Shares until the final liquidation of the Fund. No Shares are subject to outstanding options or warrants to purchase, or securities convertible into, Shares. The Fund has not agreed to register any Shares of the Fund or to make a public offering with respect thereto, and has no current intention of doing so. Because the Shares will be acquired by investors in transactions "not involving a public offering," they will be "restricted securities" and may be required to be held indefinitely. Shares may not be sold, transferred, assigned, pledged or otherwise disposed of without registration under applicable Securities Laws or pursuant to an exemption from registration (in which case the shareholder will be at the option of the Fund be required to provide the Fund with a legal opinion, in form and substance to the Fund, that registration is not required).

         (b)     Holders

         There are currently no Shares outstanding.

         (c)     Dividends

         The Fund intends to distribute to Shareholders substantially all of its net investment income and net realized capital gains, if any, as determined for income tax purposes. Applicable law, including provisions of the 1940 Act, may limit the amount of dividends and other distributions payable by the Fund. Income dividends will generally be paid quarterly in March, June, September and December to Shareholders of record on the last day of each preceding calendar quarter end. Substantially all of the Fund's net capital gain (the excess of net long-term capital gain over net short-term capital loss) and the excess of net short-term capital gain over net long-term capital loss, if any, will be distributed annually with the Fund's dividend distribution in December.

         The Manager may seek to invest the proceeds of matured, repaid or resold investments, net of the above distributions to Shareholders, principal payments on borrowings, and expenses or other obligations of the Fund, in new private placement debt securities. Alternatively, any such proceeds, net of any principal repayments on borrowings, expenses or other obligations of the Fund, and certain other amounts, may be distributed periodically to Shareholders. Distribution of such amounts is likely to cause annual distributions to exceed the earnings and profits of the Fund, in which case such excess will be considered a tax-free return of capital to a Shareholder, to the extent of the Shareholder's adjusted basis in his Shares, and then as capital gain.

ITEM 10.        RECENT SALE OF UNREGISTERED SECURITIES.

         None.

ITEM 11.        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         GENERAL.

         The holders of the Fund's outstanding Shares will elect all the directors (subsequent to the election of the initial Board by the initial shareholder) and are entitled to one vote per Share on all matters submitted to Shareholder vote. All Shares will participate equally in dividends and distributions and in the proceeds of any liquidation. Shares have no preference, conversion, exchange, or cumulative voting rights. The Fund has 10,000 Shares authorized.

         Annual meetings of Shareholders will be held beginning in 1998, and special meetings may be called by the Chairman of the Board or President, a majority of the Board, or Shareholders holding at least 25% of the outstanding Shares entitled to be voted at a meeting. The Fund anticipates soliciting proxies from Shareholders for each annual meeting. The Fund's Articles of Incorporation can be amended by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

         The Fund will not issue Share certificates. The ownership of noncertificated Shares will be recorded on a stock ledger maintained by the Fund's transfer agent. At the time of issue or registration of transfer of any noncertificated Shares, the Fund will deliver to the registered holder of such Shares a nontransferable statement of ownership specifying the number and class of Shares being issued or offered and certain other information. The Fund's Articles of Incorporation provide that each holder of Shares will be required upon demand, to disclose to the Fund such information with respect to direct or indirect holdings of Shares as is deemed necessary to comply with provisions of the Code applicable to the Fund, to comply with requirements of any other appropriate taxing authority, or to comply with the provisions of the 1940 Act or the Employment Retirement Income Security Act of 1974 (ERISA).

TYPES OF FINANCING.

         The Fund may have two rounds of financing. Round One will raise equity capital through the sale of common stock. Investors buying Shares in Round One will elect the Board (subsequent to the initial election of the Board by the initial Shareholder) and will earn dividends on their Shares based upon the investment performance of all of the geographically specific private placement debt securities in the Fund not just by the performance of the assets in the Designated Target Region selected by an investor.

         Round Two will occur if and when Management decides that the Fund will issue debt securities. If the Fund does issue debt securities, the Manager will request the purchaser(s) of debt instruments to agree that at a minimum 25% of the net proceeds of any proceeds raised will be placed, on a pro rata basis, in the Designated Target Region(s) selected by Round One investors. Purchaser(s) of debt instruments may select a Designated Target Region for the balance of the proceeds.

         There are regulatory limits on the amount of leverage that a BDC may incur. The Fund may not incur borrowings unless, immediately after the borrowing is incurred, such borrowings would have asset coverage of at least 200%. In other words, the amount of money borrowed in Round Two is limited to 50% of the prevailing market value of the Fund's net assets.

         Management believes that leveraging the Fund may enhance the value of Share ownership for all investors in that:

         the amount borrowed will not expose the Fund to undue risk; and

         investors will be rewarded for their commitment through receipt of added dividends on their Shares if the Fund is able to earn returns on investment in Round Two greater than the debt service obligations incurred.

         Round Two will be undertaken at the discretion of Management only if market and other conditions warrant. Leveraging the Fund is not essential to successful realization of its investment objective. There is no assurance that Round Two debt financing will occur, or that Management will be successful in causing the use of leverage to enhance the return of the Fund.

CLOSINGS.

         Management anticipates holding a first closing for Round One in 1997. The first Designated Target Region is expected to be Massachusetts. Management anticipates being able to hold subsequent closings soon after the First Closing. Generally, subsequent closings will be held when other regions have been targeted or when additional investors wish to commit to regions already designated. Shares will be issued concurrent with the First Closing for a purchase price of $100,000 per share. Shares will be issued in subsequent closings at the Fund's then-current net asset value per Share, which may be more or less than $100,000 per Share. A final closing for Round One investors will be held on or before December 31, 2002.

         The amount and timing of closings may be affected by the diversification requirements under the Internal Revenue Code for qualification as a RIC. See "Federal Income Taxation."

         To purchase Shares, a prospective qualified investor must deliver to the Fund (i) a completed prospective subscriber questionnaire and (ii) two completed, executed copies of the Subscription Agreement. Upon receipt of notice, the prospective investor must also pay by wire transfer to an account designated by the Fund, before the due date specified by the Fund, the payment for the twenty five basis point commitment fee.

         Subscriptions may be made only by executing and delivering a Subscription Agreement in the form specified by the Fund. The rights and obligations under the Subscription Agreements may not be transferred or assigned by a subscriber without the consent of the Fund.

         The Fund will give investors whose subscriptions have been received and accepted at least 15 days' written notice of the closing at which the investor will first purchase Shares. The notices will include payment instructions.

         Following the closing at which a subscriber purchases Shares, the Fund will provide the Subscriber a countersigned copy of the subscriber's Subscription Agreement and a statement issued by the Fund's transfer agent indicating that Shares have been credited to the subscriber's account. Similar statements will be issued after each closing. Shareholders will have dividend and voting rights only with respect to Shares that have been purchased at any given time.

         Interest will be charged on amounts due under the Subscription Agreement and received by the Fund later than fourteen business days after the date the payment is due, calculated at a daily rate equal on an annualized basis to four percentage points over the highest rate of interest reported from time to time as a "prime rate" by The Wall Street Journal (but not in excess of the maximum rate of interest permitted by law). If a default in a payment under the Subscription Agreement (including interest charges) remains uncured for 30 days following a payment date, the Fund may, at its option, pursue any or all of the following remedies: (i) cancel the balance of the subscriber's Share subscription (including the installment as to which the subscriber had defaulted), (ii) assign the remaining balance of the subscriber's Share subscription (including the installment as to which the subscriber has defaulted) to another investor selected by the Fund and/or (iii) repurchase the Shares then owned by the defaulting subscriber at a purchase price per Share equal to the lesser of 90% of the Shares' then-current net asset value or the price at which the Subscriber purchased the Shares. The election by the Fund to pursue one or more of these remedies will not preclude the Fund from pursuing any rights it may have to seek judicial enforcement of the Subscriber's subscription obligation.

         The Fund will offer and sell its shares directly. In addition, Access may pay commissions to certain persons for assisting in the capital-raising activities of the Fund. However, the expense of such commissions will be borne by Access and will not be paid out of the Fund's assets.

WITHDRAWAL OF FUNDS.

         Periodic Repurchase Program. Management currently intends that, one year from the First Closing and annually thereafter, Management will propose a periodic repurchase program to the Board and Shareholders for their approval. If approved by the Board and the majority of Shareholders of the Fund, a periodic repurchase program will be implemented which will conform to the provisions set forth in Rule 23c-3 under the 1940 Act. If adopted, the periodic repurchase program would represent a fundamental policy of the Fund, and could only be changed by the vote of a majority of the Shareholders.

         During the period before any repurchase offer is made, Management may recommend to the Board that the Fund apply for an order from the SEC exempting it from certain restrictions of Rule 23c-3, including restrictions on the percentage of Shares it may offer to repurchase under the Rule 23c-3 periodic repurchase program. If the Board determines that it is in the best interest of the Shareholders to do so, the Board may apply for such exemptive relief from the current 25% maximum cap. However, unless and until such exemptive relief is obtained, the current 25% maximum restrictions will apply. There can be no assurance that the Fund will apply for or obtain exemptive relief.

         Implementation of the periodic repurchase program may raise a number of federal income tax issues which the Board would consider when deciding whether to approve its implementation. (See "Federal Income Taxation".)

         The repurchase program will be an opportunity for investors to tender their Shares if they so choose; however, investors will not be required to tender their Shares (subject to conditions in "Fund Termination Date" below). Investors withdrawing from the Fund will receive the then current net asset value per share and have transferred to their account maintained by the Manager the net proceeds from liquidation of their shares in the Fund. The Manager will then charge their account a 1% withdrawal fee and the assets remaining in their account will then be returned to the investor.

         Method of Repurchasing Shares. Management will design a strategy for payments to investors for each repurchase offering using one or more of the following funding options in order of preference:

         Open the Fund to new investors; or Sell investments in the Fund to generate proceeds needed to make payments.

         Management will be responsible for designing strategies for distributions under the repurchase program that balance the needs of investors tendering Shares and investors remaining in the Fund.

 TRANSFERABILITY OF SHARES.

         The Shares will not be registered under the 1933 Act or under the securities laws of the various states (except as necessary to claim a limited offering exemption) on the grounds that their issuance and sale is exempt from such registration requirements as not involving a public offering pursuant to
Section 4(2) of the 1933 Act and applicable provisions of the securities laws of the various states.

         Because the Shares will be acquired by investors in transactions not involving a public offering, they will be "restricted securities" and may be required to be held until the Fund Termination unless redeemed earlier. Shares may not be sold, transferred, assigned, pledged, or otherwise disposed of without registration under applicable federal or state securities laws or pursuant to an exemption from registration (in which case the Shareholder will at the option of the Fund be required to provide the Fund with a legal opinion, in form and substance satisfactory to the Fund, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Shares until Shares are redeemed or the Fund is liquidated. No sale, transfer, assignment, pledge, or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration by the transfer agent on the Fund's books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and to execute such other instruments or certifications as are reasonably required by the Fund or the transfer agent. A transfer of the Shares owned by a Shareholder will not relieve the Shareholder of any unfulfilled subscription obligation. Consent of the Fund is required prior to the assumption of the transferor's Subscription Agreement by another party. The Fund may withhold consent to such an assumption at its absolute discretion.

         DISSOLUTION OF THE FUND.

         The Fund may, subject to market conditions, invest the proceeds of any of its investments, net of any principal repayments on loans or other obligations of the Fund and required distributions to Shareholders, in additional private placement debt securities.

         The Fund's Articles of Incorporation provide that, on December 31, 2032, the Fund automatically will be dissolved without any action by Shareholders. From and after such dissolution, the Fund's activities will be limited to the winding-up of its affairs, the liquidation of its remaining assets, and the distribution of the net thereof to Shareholders. Furthermore, the Fund may not be able to sell Fund investments for a significant period of time due to legal or contractual restrictions on resale or the absence of a liquid secondary market. As a result, the liquidation process might not be completed for a significant period after the Fund's dissolution. In addition, it is possible that if certain of the Fund's assets are not liquidated within a reasonable time after the Fund's dissolution, the Fund may elect to make a distribution in kind of all or part of such assets to Shareholders. In such case, Shareholders would bear any expenses attendant to the liquidation of such assets.

ITEM 12.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The corporation law of the State of Maryland, under which the Fund is incorporated, permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The law does not, however, allow the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the process. The Articles of Incorporation of the Fund contain a provision limiting the liability of the directors and officers of the Fund and its Shareholders to the fullest extent permitted from time to time by the laws of Maryland (but not in violation of the 1940 Act). The Maryland corporation law also permits a corporation to indemnify its directors, officers and agents, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omissions of the party seeking to be indemnified was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the party actually received an improper personal benefit, or, in the case of any criminal proceeding, the party had reasonable cause to believe that the act or omission was unlawful.

         The Fund's Articles of Incorporation and Bylaws require the Fund to indemnify its directors, officers and agents (including the Manager) to the fullest extent permitted from time to time by the laws of Maryland, subject to the limitations on indemnification under the 1940 Act. The Fund's Bylaws provide that the Fund may purchase and maintain insurance on behalf of any person who is or was a director, officer, or agent of the Fund against any liability asserted against that person and incurred by that person in or arising out of his or her position, whether or not the Fund would have the power to indemnify him or her against such liability; provided that no such insurance purchased will protect or purport to protect any officer or director against liabilities for willful misfeasance, bad faith, gross negligence, or reckless disregard of duty.

ITEM 13.         FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The Fund has not commenced operations, and has no assets or revenues. Accordingly, no financial statements are included in this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         Not applicable.

ITEM 15.         FINANCIAL STATEMENTS AND EXHIBITS

         (a)     Financial Statements.

                 None.

         (b)     Exhibits.

                          (3)     Articles of Incorporation and Bylaws

                                  (i)      Articles of Incorporation are filed
                                           herewith
                                  (ii)     Bylaws are filed herewith

                          (10)    Material Contracts

                                  (i)      Form of Management Agreement is
                                           filed herewith
                                  (ii)     Form of Subscription Agreement is
                                           filed herewith

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        Access Capital Strategies
                                        Community Investment Fund, Inc.


                                        By:     /s/ David F. Sand
                                           ------------------------------------
                                                David F. Sand
                                                Director

Dated:  May 22, 1997